EXHIBIT 8.1

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                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
                                ATTORNEYS AT LAW
                               1301 K STREET, N.W.
                                 SUITE 700 EAST
                             WASHINGTON, D.C. 20005
                                 (202) 434-4660
                            FACSIMILE: (202) 434-4661


                                                     WRITER'S DIRECT DIAL NUMBER
July 24, 1998

Board of Directors
Emclaire Financial Corp.
612 Main Street
Emlenton, Pennsylvania  16373

Dear Board Members:

         In accordance with your request, set forth herein below is the opinion of this firm regarding certain federal income tax consequences of the proposed merger ("Merger") between Emclaire Financial Corp. ("Emclaire") and Peoples Savings Financial Corporation ("PSFC"), with Emclaire as the surviving corporation, pursuant to the Agreement and Plan of Reorganization by and between Emclaire and The Farmers National Bank of Emlenton ("Farmers National"), and PSFC and Peoples Home Savings Bank ("Peoples Bank") (the "Merger Agreement") dated April 7, 1998. The Merger and its component and related transactions are described in the Merger Agreement and Registration Statement on Form S-4 ("Form S-4"), as filed with the Securities and Exchange Commission on May 14, 1998, and thereafter subsequently amended. We are rendering this opinion pursuant to
Section 7.3(e) of the Merger Agreement. All capitalized terms used but not defined in this letter have the meanings assigned to them in the Merger Agreement.

         The Merger Agreement provides that, subject to the election and allocation procedures provided for therein, each issued and outstanding share of PSFC Common Stock will be converted into the right to receive, at the election of each holder thereof, a) cash equal to $26.00, b) a number of shares of Emclaire Common Stock equal to $26.00 divided by the "Final Market Price," or c) a combination thereof. Final Market Price will be the average closing price per share of the last real time trades of the Emclaire Common Stock as reported on the OTS Bulletin Board for each of the 30 OTS Bulletin Board general market trading days preceding one week prior to the closing date on which the OTS Bulletin Board was open for business provided, however, if there are less than 10 business days during such period when Emclaire Common Stock trades and on which there is a closing price, then the pricing period shall be extended pursuant to the Merger Agreement.

         Fractional shares of Emclaire Common Stock will not be issued in the Merger. PSFC shareholders otherwise entitled to a fractional share will be paid the value of such fraction in cash as determined pursuant to the Merger Agreement. Further, in accordance with the terms


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Board of Directors
Emclaire Financial Corp.
July 24, 1998
Page 2

of the Merger Agreement, not less than 55.0% of the outstanding shares of PSFC Common Stock will be exchanged for Emclaire Common Stock.

         The following representations have been made by Emclaire with respect to the Merger:

         1. To the best of Emclaire's and Farmers National's management's knowledge and belief, the transaction will qualify as a statutory merger under applicable State and/or federal laws.

         2. The fair market value of the Emclaire Common Stock and other consideration received by each PSFC Shareholder will be approximately equal to the fair market value of the PSFC Common Stock surrendered in the exchange.

         3. There is no plan or intention by the PSFC Shareholders who own five percent (5%) or more of the PSFC Stock, and to the best of the knowledge of the management of Emclaire or Farmers National, there is no plan or intention on the part of the remaining PSFC Shareholders to sell, exchange, or otherwise dispose of a number of shares of Emclaire Common Stock received in the transaction that would reduce the PSFC Shareholders' ownership of Emclaire Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent (50%) of the value of all of the formerly outstanding stock of PSFC as of the same date. For purposes of this representation, shares of PSFC Common Stock exchanged for cash or other property or exchanged for cash in lieu of fractional shares of Emclaire Common Stock will be treated as outstanding PSFC Common Stock on the date of the transaction. Moreover, shares of PSFC Common Stock and shares of Emclaire Common Stock held by PSFC Shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

         4. Emclaire has no plan or intention to reacquire any of its stock issued in the transaction.

         5. Emclaire has no plan or intention to sell or otherwise dispose of any of the assets of PSFC acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in ss. 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended ("Code").

         6. The liabilities of PSFC assumed by Emclaire and the liabilities to which the transferred assets of PSFC are subject were incurred by PSFC in the ordinary course of its business.

         7. Following the transaction, Emclaire will continue the historic business of PSFC or use a significant portion of PSFC's historic business assets in a business.


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Board of Directors
Emclaire Financial Corp.
July 24, 1998
Page 3


         8. Emclaire, PSFC, and PSFC Shareholders will pay their respective expenses, if any, incurred in connection with the transaction.

         9. There is no intercorporate indebtedness existing between PSFC and Emclaire that was issued, acquired, or will be settled at a discount.

         10. No two parties to the transaction are investment companies as defined in ss. 368(a)(2)(F)(iii) and (iv) of the Code.

         11. PSFC is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of ss. 368(a)(3)(A) of the Code.

         12. The fair market value of the assets of PSFC transferred to Emclaire will equal or exceed the sum of the liabilities assumed by Emclaire plus the amount of liabilities, if any, to which the transferred assets are subject.

         The following representations have been made by PSFC with respect to the Merger:

         1. To the best of PSFC's and Peoples Bank's management's knowledge and belief, the transaction will qualify as a statutory merger under applicable State and or federal laws.

         2. There is no plan or intention by the PSFC Shareholders who own five percent (5%) or more of the PSFC Stock, and to the best of the knowledge of the management of PSFC and Peoples Bank, there is no plan or intention on the part of the remaining PSFC Shareholders to sell, exchange, or otherwise dispose of a number of shares of Emclaire Common Stock received in the transaction that would reduce the PSFC Shareholders' ownership of Emclaire Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent (50%) of the value of all of the formerly outstanding stock of PSFC as of the same date. For purposes of this representation, shares of PSFC Common Stock exchanged for cash or other property or exchanged for cash in lieu of fractional shares of Emclaire Common Stock will be treated as outstanding PSFC Common Stock on the date of the transaction. Moreover, shares of PSFC Common Stock and shares of Emclaire Common Stock held by PSFC Shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

         3. The liabilities of PSFC assumed by Emclaire and the liabilities to which the transferred assets of PSFC are subject were incurred by PSFC in the ordinary course of its business.

         4. Emclaire, PSFC, and PSFC Shareholders will pay their respective expenses, if any, incurred in connection with the transaction.


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Board of Directors
Emclaire Financial Corp.
July 24, 1998
Page 4

         5. There is no intercorporate indebtedness existing between PSFC and Emclaire that was issued, acquired, or will be settled at a discount.

         6. No two parties to the transaction are investment companies as defined in ss. 368(a)(2)(F)(iii) and (iv) of the Code.

         7. PSFC is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of ss. 368(a)(3)(A) of the Code.

         8. The fair market value of the assets of PSFC transferred to Emclaire will equal or exceed the sum of the liabilities assumed by Emclaire plus the amount of liabilities, if any, to which the transferred assets are subject.

         In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement, Form S-4, and of such corporate records of the parties to the Merger as we have deemed appropriate. We have also relied, without independent verification, upon the representations of Emclaire and PSFC. We have assumed that such representations are true and that the parties to the Merger will act in accordance with the Merger Agreement. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

         Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current law:

         1. The Merger will constitute a reorganization within the meaning of ss. 368(a)(1)(A) of the Code.

         2. No gain or loss will be recognized by PSFC shareholders who receive solely shares of Emclaire Common Stock in exchange for their shares of PSFC Common Stock.

         This opinion is given solely for the benefit of the parties to the Merger and may not be relied upon by any other party or entity or referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Form S-4 filed with the Securities and Exchange Commission and to the references to this firm in the Form S-4.

                                         Very truly yours,


                                         /s/MALIZIA, SPIDI, SLOANE & FISCH, P.C.
                                         ---------------------------------------
                                         MALIZIA, SPIDI, SLOANE & FISCH, P.C.